RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE EAGLE BULK SHIPPING INC.
2016 EQUITY INCENTIVE PLAN
This Restricted Stock Unit Award Agreement (the “Award Agreement”) effective as of November 15, 2022 (the “Date of Grant”), is made by and between Eagle Bulk Shipping Inc., a Republic of the Marshall Islands company (the “Company”), and Gary Vogel (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Eagle Bulk Shipping Inc. Amended and Restated 2016 Equity Incentive Plan (as amended, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of Restricted Stock Unit. The Company hereby grants to the Participant 76,090 restricted stock units (the “Restricted Stock Units”), subject to all of the terms and conditions of this Award Agreement and the Plan.
2.Time-Vesting Restricted Stock Units. Subject to Section 5, 38,045 of the Restricted Stock Units (the “Time-Vested RSUs”) shall vest, and have the forfeiture restrictions applicable thereto lapse, in a single installment on the date that is 42 months following the Date of Grant (the “Time Vesting Date”), subject to the Participant’s continued employment with the Company or any of its Affiliates on the Time Vesting Date; provided, however, that in the event that the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, as defined below (a “Qualifying Termination”) prior to the Time Vesting Date, then, notwithstanding anything herein to the contrary, the Participant shall become vested upon the date of the Qualifying Termination in the number of Time-Vested RSUs that would otherwise have become vested on the Time Vesting Date.
For purposes of this Award Agreement, “Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement by and among the Company, Eagle Shipping International (USA) LLC and the Participant, dated October 29, 2021, as may be amended from time to time (the “Employment Agreement”).
3.Performance-Vesting Restricted Stock Units. Subject to Section 5, 38,045 of the Restricted Stock Units (the “TSR Performance-Vested RSUs”) shall vest, and have the forfeiture restrictions applicable thereto lapse, in a single installment on the date that is 42 months following the Date of Grant (the “TSR Vesting Date”), subject to certification by the Administrator of the Relative TSR Performance (as defined below), and subject to the Participant’s continued employment with the Company or any of its Affiliates on the TSR Vesting Date; provided that the actual number of TSR Performance-Vested RSUs that may become vested under the foregoing schedule shall be equal to the product, rounded down to the nearest whole number, of (i) the number of TSR Performance-Vested RSUs multiplied by (ii) the TSR Percentage determined as follows:

Relative TSR[1]	TSR Percentage
7th vs. Competitors	0.0%
6th vs. Competitors	16.5%
5th vs. Competitors	33.5%
4th vs. Competitors	50%
3rd vs. Competitors	66.5%
2nd vs. Competitors	83.5%
1st vs. Competitors (Target)	100%
Where the TSR Percentage is determined by interpolating the Company’s performance between peers ranked immediately above and below the Company’s performance level; provided, however, that if the Company’s TSR is negative 40% or lower during the TSR Performance Period (as defined below), the TSR Percentage shall be the lower of (x) 60% and (y) the actual TSR Percentage determined based on actual Relative TSR.
For purposes of this Section 3, “TSR” means the appreciation (depreciation) between the per share beginning price and ending price of a relevant company’s common stock for the period commencing on the Date of Grant and ending on the date that is 42 months following the Date of Grant (the “TSR Performance Period”) on an applicable securities exchange or interdealer quotation system, plus dividends paid during the TSR Performance Period; provided that the per share beginning price shall be determined using the 20-trading-day average for the averaging period of 20 trading days ending on the Date of Grant, and the per share ending price shall be determined using the 20-trading-day average for the averaging period of 20 trading days ending on the final day of the TSR Performance Period; provided further, that if for any reason a company’s common stock ceases during the TSR Performance Period to be publicly traded and is no longer listed or quoted on any securities exchange or interdealer quotation system, then the averaging period for determining the per share ending price for such company’s common stock shall be the 20 trading days ending on the final trading date for that company’s common stock.
Notwithstanding anything herein or in the Employment Agreement to the contrary, if prior to the Vesting Date the Participant’s employment with the Company is terminated in a Qualifying Termination or there occurs a Change in Control, then:
(a)In the case of a Qualifying Termination prior to the occurrence of a Change in Control, the Participant shall become vested on the date of the Qualifying Termination in the number of TSR Performance-Vested RSUs that otherwise would become vested on the TSR Vesting Date based on the actual Relative TSR determined as of the date of the Qualifying Termination; or
(b)In the case of a Change in Control prior to the TSR Vesting Date, the Participant shall be eligible to continue to vest upon the Change in Control in TSR Performance-Vested RSUs that would be eligible to vest based on actual TSR Performance through the date of the Change in Control, if determinable; provided that if actual TSR Performance as of the date of the Change in Control is not determinable, the Participant shall be eligible to vest in the number of TSR Performance-Vested RSUs that otherwise would have been earned assuming a TSR Percentage of 50% (i.e., Relative TSR of 4th vs. Competitors). TSR Performance-Vested RSUs so earned will continue to vest per their normal
1 Relative TSR reflects relative performance compared to the following seven direct competitors: (1) Diana Shipping, (2) Genco Shipping & Trading Limited, (3) Golden Ocean Group Limited, (4) Pacific Basin Shipping Limited, (5) Pangaea Logistics Solutions LTD, (6) Safe Bulkers, Inc. and (7) Star Bulk Carriers Corp.

vesting schedule (i.e., the TSR Vesting Date); provided, however, that if concurrent with or following the Change in Control and prior to the TSR Vesting Date the Participant’s employment with the Company is terminated in a Qualifying Termination, then the Participant shall become vested upon the date of the Qualifying Termination in the number of TSR-Vested RSUs so earned and eligible for continued vesting.
4.Restrictions. The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture as described in Sections 2 and 3 and until any additional requirements or restrictions contained in this Award Agreement have been otherwise satisfied, terminated or expressly waived by the Company in writing.
5.Termination of Employment. Except as provided above in Sections 2 and 3, upon the Participant’s termination of employment for any reason, any portion of the Restricted Stock Units which has not vested as of the date of such termination shall be forfeited.
6.Settlement of Restricted Stock Units. Any Restricted Stock Unit granted hereunder that has vested pursuant to Section 2, or 3 of this Award Agreement shall be settled in accordance with Section 2.7(a) of the Plan as soon as practicable following the applicable date of vesting, and in any event no later than the last day of the calendar year in which such vesting occurs. Upon settlement, the vested Restricted Stock Units shall be settled in one share of Common Stock for each such Restricted Stock Unit or, if determined by the Administrator in its sole discretion, in a cash payment equal to the Fair Market Value of one share of Common Stock for each such Restricted Stock Unit.
7.Dividend Equivalent Rights. If the Company declares a cash dividend on the shares of Common Stock before all Restricted Stock Units have been either settled or forfeited, the Participant shall be credited on the dividend payment date with dividend equivalents in an amount equal to the dividend paid per share of Common Stock multiplied by the number of unvested Restricted Stock Units that have not been forfeited as of such dividend payment date. Dividend equivalents shall be withheld by the Company for the Participant’s account and shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable. Dividend equivalents credited to the Participant shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6, and shall be distributed in cash.
8.Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of this Award Agreement shall govern.
9.No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate Participant’s employment at any time for any reason whatsoever, with or without Cause.
10.Tax Withholding. The Company shall withhold the amount of applicable withholding taxes by having the Company deduct from any shares delivered upon settlement of the Restricted Stock Units such shares having a value equal to the statutory withholding liability with respect to the Restricted Stock Units. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.
11.Code Section 409A. It is intended that this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of the Participant in connection with this Award Agreement, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Participant or any beneficiary harmless from any or all of such taxes or penalties.
12.Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.
13.Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon Participant and upon Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
14.No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by Participant.
15.Necessary Acts. Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
16.Entire Award Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior agreements with respect to the subject matter thereof.
17.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
18.Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date set forth above.

EAGLE BULK SHIPPING INC.

By:     /s/ Frank De Costanzo
Name:     Frank De Costanzo
Title:     Chief Financial Officer
The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Unit Award Agreement.
PARTICIPANT

By:     /s/ Gary Vogel
Name: Gary Vogel

Signature page to Restricted Stock Unit Award Agreement